                                                                    Exhibit 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Metris Companies Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-3 of Metris Companies Inc. dated June 30, 1999 of our report dated January 20, 1999 (except for the last paragraph of Note 6 and the last paragraph of Note 11 which are as of March 12, 1999), relating to the consolidated balance sheets of Metris Companies Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and to the reference to our firm under the heading "EXPERTS" in the Registration Statement.


                                        /s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
June 30, 1999